Exhibit 4.6

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED, DISPOSED OF OR OFFERED FOR SALE, IN WHOLE OR IN PART, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT COVERING THIS NOTE OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

UNSECURED PROMISSORY NOTE

CASCADE SLED DOG ADVENTURES, INC.

Date: August    , 2004

Principal Sum: $

Holder:

FOR VALUE RECEIVED, CASCADE SLED DOG ADVENTURES, INC., a Nevada corporation (hereinafter called the “Corporation”), hereby promises to pay the Principal Sum set forth above to the order of the above-referenced holder (the AHolder@) in accordance with the terms and provisions of this Unsecured Promissory Note (the “Note”).

1.             Issuance.  This Note is being issued pursuant to the terms of an Agreement and Plan of Merger, dated as of August 25, 2004, among the Corporation, Low Carb Creations, Inc., a Washington corporation (“LCC”), Cascade LCC Merger Sub, Inc., a Washington corporation (the “Merger Sub”), Sunset Brands, Inc., a Nevada corporation (“Sunset”), and the shareholders of LCC (together with any amendments thereto, the “Merger Agreement”).  The merger of LCC and the Merger Sub is referred to herein as the “Merger.” This Note is one of a series of Notes (collectively, the “Notes”) issued to the shareholders of LCC pursuant to the terms of the Merger Agreement. The Merger Agreement contains, among other things, certain representations by the Holder as to (i) Holder=s status as an “accredited investor” under the Securities Act of 1933, as amended (the “Act”), (ii) Holder’s ownership of the shares of LCC, (iii) Holder’s understanding of the restricted nature of this Note.  In addition, Holder has been informed and is aware that the Note is unsecured and that the Corporation’s ability to repay the Note on a timely basis will depend on the Corporation’s ability to successfully implement its business plan and raise additional equity and/or debt financing, of which there can be no assurance.  Holder has been provided a copy of a Confidential Term Sheet, dated as of August 6, 2004, of Sunset Brands, Inc. which describes various risks associated with the actual and proposed business of the Corporation and ownership of securities in the Corporation.

2.             Interest Rate.  This Note shall bear simple interest at an annual rate of six percent (6.0%).

3.             Payments.

(a)  Accrued interest on this Note shall be payable annually on the first business day of each calendar year commencing January 2005.  Subject to early repayment in accordance with the provisions of Section 3(b) or 4 below, the principal balance of this Note and any accrued but unpaid interest hereon shall be due and payable two (2) years following the date of this Note (the “Maturity Date”).  All payments due hereunder, shall be made by check, wire transfer or other customary method of payment to the holder of this Note in United States Dollars.

a.             (b)  A principal prepayment equal to (i) the lesser of (1) $1,000,000 or (2) the aggregate remaining balance of principal and accrued interest on all outstanding Notes at the time of such prepayment, multiplied by (ii) the Pro Rata Fraction (as defined below), shall be due and payable at such time as the gross proceeds to the Corporation from the sale of its capital stock in financing transactions completed after the date of the closing of the Merger equals at least $5,500,000 (but inclusive of any proceeds from the sale by Sunset of Units consisting of Series A Redeemable Convertible Preferred Stock and Warrants (“Sunset Units”) prior its merger with a wholly-owned subsidiary of Parent).  For purposes of this Note the term “Pro Rata Fraction” shall mean a fraction, the numerator of which is the aggregate remaining balance of principal and accrued interest on this Note at the time of the prepayment and the denominator of which is the aggregate remaining balance of principal and accrued interest on all outstanding Notes at the time of the prepayment;

(c)  a principal prepayment equal to (i) the lesser of (1) $1,000,000 or (2) the aggregate remaining balance of principal and accrued interest on all outstanding Notes at the time of such prepayment, multiplied by (ii) the Pro Rata Fraction, shall be due and payable at such time as the gross proceeds to the Corporation from the sale of its capital stock in financing transactions completed after the date of the closing of the Merger equals at least $10,000,000 (inclusive of any proceeds from the sale by Sunset of Sunset Units).

4.             Prepayment.  This Note may be prepaid by the Corporation at any time without the prior written consent of the Holder.

5.             Events of Default and Acceleration of the Note.

(a)           An “event of default” with respect to this Note shall exist if any of the following shall occur:

(i)            The Corporation shall breach or fail to comply with any material provision of this Note and such breach or failure shall continue for fifteen (15) days after written notice thereof to the Corporation by Holder.

(ii)           A receiver, liquidator or trustee of the Corporation or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than fifteen (15) days; or the Corporation shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Corporation shall be sequestered by court order and such order shall remain in effect for more than fifteen (15) days; or a petition to reorganize the Corporation under any bankruptcy, reorganization or insolvency law shall be filed against the Corporation and shall not be dismissed within forty-five (45) days after such filing.

(iii)          The Corporation shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law.

(iv)          The Corporation shall make an assignment for the benefit of its creditors, or consent to the appointment of a receiver, trustee or liquidator of the Corporation, or of all or any substantial part of its properties.

(b)           If an event of default shall occur, the Holder may, in addition to such remedies available to Holder under applicable law, by written notice to the Corporation, declare the principal amount of this Note, together with all interest accrued thereon, to be due and payable immediately.

6.             Miscellaneous.

(a)           All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telegram, by facsimile, recognized overnight mail carrier, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Holder, to the record address specified in the stock records of the Corporation, or such other address as such Holder shall furnish to the Corporation in writing in accordance with this Section, or (b) if to the Corporation, to it at its headquarters office, or to such other address as the Corporation shall furnish to the Holder in accordance with this Section.

(b)           This Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under and enforced in accordance with the laws of the State of California.  Each of the Corporation and Holder agrees that any dispute, controversy or claim arising out of, relating to, or in connection with, this Note shall be finally settled by binding arbitration in accordance with the provisions of the Merger Agreement.  The seat of the arbitration shall be in Los Angeles, California.  Each of the Holder and the Corporation hereby irrevocably submits to the jurisdiction of the arbitrator in Los Angeles, California and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient forum or that such venue is improper.

(c)           The Corporation waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand.

(d)           If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

(e)           The waiver of any event of default or the failure of the Holder to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent event of default or of the Holder’s right to exercise that or any other right or remedy to which the Holder is entitled.

(f)            In addition to all other remedies to which the Holder may be entitled hereunder, Holder shall also be entitled to decrees of specific performance without posting bond or other security.

(g)           Neither this Note nor any rights or obligations of the Holder hereunder may be assigned without the express written consent of the Corporation.  Subject to the foregoing, all the covenants, stipulations, promises, and agreements in this Note contained by or in behalf of Holder or the Corporation shall bind their respective successors and assigns, whether so expressed or not.

(h)           No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing signed by Holder and the Corporation and then only to the extent therein specifically set forth.

IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed on the date set forth below

Dated: August   , 2004

CASCADE SLED DOG, INC., a Nevada corporation

By:
Name:
Title: